Exhibit 99.1

Midas Reports Third Quarter Results

  Earnings increase by 67 percent to $0.10 per diluted share after special items of $0.05 per share
  U.S. and Canadian comparable shop sales up 3 percent
  Company-operated shop comparable sales up 4.6 percent
  Company raises second-half 2011 guidance
  Strategic and financial review progressing; real estate appraisal completed

ITASCA, Ill.--(BUSINESS WIRE)--October 27, 2011--Midas, Inc. (NYSE: MDS) reported net earnings of $1.4 million—or $0.10 per diluted share—for the third quarter ended Oct. 1, 2011, compared to $0.8 million—or $0.06 per diluted share—in the third quarter of 2010.

Third quarter 2011 results were negatively impacted by $0.03 per share for real estate appraisal, legal and investment banking expenses related to the process of reviewing strategic alternatives announced on Aug. 11, and by $0.02 per share as a result of losses on the sale of nine company-operated shops to franchisees.

For the first nine months of 2011, net earnings were $4.4 million—or $0.32 per diluted share—an increase from $2.3 million—or $0.17 per diluted share—in 2010.

Retail Sales

“We continued to make solid progress during the quarter in executing our growth strategies, including co-branding our shops, reducing our inventory of company-operated shops and attracting new high quality franchisees,” said Alan D. Feldman, Midas’ chairman and chief executive officer. “We are especially encouraged by improving trends in retail sales and operating income, and have now delivered eight consecutive quarters of positive comparable shops sales at U.S. Midas shops. Midas shops continue to drive traffic with value-priced oil changes, which, in turn, has led to growing customer awareness about the breadth of our auto repair and maintenance services.”

Overall comparable shop sales at U.S. Midas shops increased by three percent in the third quarter. Oil change revenues increased by three percent and tire sales grew by two percent in the quarter. Suspension sales were up by eight percent, exhaust increased by three percent and brakes declined by two percent.

Comparable shop sales in Canada also increased by three percent, driven by a nine percent increase in traffic and an 12 percent increase in oil change revenues.

Comparable shop sales at SpeeDee shops in the U.S. were up by 1.6 percent.

In the third quarter, comparable shop sales at company-operated Midas shops were up 4.6 percent, led by increases of 15 percent in the Northeast shops and nine percent in Canada.

There were 83 company-operated Midas shops and six company-operated SpeeDee shops at the end of the quarter, down from a combined 116 at the end of the third quarter of 2010. Over the past 12 months, the company has re-franchised 28 company-operated shops, closed two company-operated shops, re-opened one closed shop, and acquired two shops.

SpeeDee Co-Brand Update

During the quarter, the company advanced its strategy of co-branding Midas and SpeeDee shops, which is expected to drive accelerated top-line growth and profitability across the network. Thirteen additional shops were co-branded in the third quarter bringing the total to 64.

Of the 64 co-branded shops, 46 were Midas shops and 18 were SpeeDee shops. Twenty-nine of the Midas shops are company-operated locations and 17 are operated by Midas franchisees. Franchisee interest in co-branding continues to expand, with the co-branded shops operated by Midas franchisees reporting a 14 percent increase in comparable shop sales in the third quarter and a 17 percent increase in the first nine months of 2011.

The company expects to have approximately 75 co-branded shops by the end of 2011 and expects to co-brand an additional 100 shops in 2012.

Results for the Third Quarter, First Nine Months

Total sales and revenues for the quarter were $46.3 million, compared to $48.8 million in the third quarter last year. Sales for the first nine months were $140.1 million down from $145.8 million in the first nine months last year. This anticipated decline in revenues was due to having 27 fewer company-operated Midas and SpeeDee shops compared to 2010, primarily as a result of the company’s ongoing re-franchising efforts.

Midas’ franchising revenues were $14.3 million for the quarter and $41.7 million for the first nine months, up from $13.8 million and $40.7 million for the respective periods in 2010.

The comparable shop sales gains in Midas shops in the U.S. and Canada were primary drivers of this increase in franchising revenues. Additional franchising revenue growth came from the favorable foreign exchange rates and franchise fees, as well as the royalties from former company-operated shops that were re-franchised in the last 12 months.

Real estate revenues were $8.2 million for the third quarter and $24.2 million for the first nine months, compared to $8.0 million in the third quarter and $23.8 million in the first nine months of last year. Real estate revenues benefited from higher rents, the favorable Canadian exchange rate and a slight increase in the number of rent-producing shops.

Revenues from retail sales at company-operated shops were $16.8 million during the quarter and $52.8 million for the first nine months, down from $19.7 million in the third quarter and $60.0 million in the first nine months of last year.

The ongoing re-franchising of company-operated shops resulted in having 27 fewer company-operated shops this year compared to 2010, which was offset partially by the 4.6 percent increase in comparable shop sales at Midas company-operated shops in the third quarter.

Replacement part sales and product royalties were $4.9 million in the quarter and $15.2 million in the first nine months, compared to $5.5 million and $16.0 million, respectively, in 2010.

Revenues from the company’s R.O. Writer software business were $1.6 million in the third quarter and $4.8 million in the first nine months, up from $1.4 million in the quarter and $4.4 million in the first nine months of last year.

Company-wide operating margin increased by two percentage points in the third quarter; operating income was $4.6 million in the quarter and $15.3 million in the first nine months, up from $3.9 million and $11.4 million for the same periods in 2010. Operating income for 2011 was negatively impacted by $0.6 million of expenses related to the company’s ongoing review of strategic alternatives.

Performance by company-operated Midas shops continues to improve, resulting in an operating contribution of $0.1 million in the third quarter compared to a loss of $1.0 million in the third quarter last year. The improvement in the performance of company-operated shops was driven by a three percentage point improvement in parts cost as a percentage of sales and an approximate one percentage point improvement in payroll expense over the same period last year.

Selling, general and administrative (SG&A) expenses were $12.8 million during the quarter and $38.5 million for the first nine months, compared to $12.7 million and $40.3 million for the same periods a year ago.

Interest expense was $2.1 million for the quarter and $6.1 million for the first nine months, down from $2.4 million and $7.3 million, respectively, in 2010. The decline is due to lower interest rates as a result of the expiration of interest rate swaps late in 2010.

The company’s bank debt was $75.8 million at the end of the third quarter, compared to $79.0 million at the end of the second quarter of 2011 and $65.1 million at the end of the third quarter last year. The increase from last year is the result of paying the $22.4 million net settlement in the European arbitration in April 2011.

Midas recorded income tax expense of $1.3 million during the third quarter and $3.7 million for the first nine months, up from $0.8 million and $2.1 million, respectively, a year ago. The company does not pay a significant amount of income taxes because of net operating loss carry forwards of approximately $83 million.

Growth Opportunities and Strategic Review

“We are building value for shareholders through our strategies to accelerate retail sales at existing shops through co-branding, reduce the number of under-performing and available closed shops through re-franchising and improve profitability at company-operated shops,” Feldman said. “We look forward to beginning to expand our shop base in the near future, while sustaining efforts to control costs.”

Feldman said that Midas expects earnings per diluted share for the second half of 2011 of between $0.20 and $0.24 per diluted share, excluding the impact of gains or losses on the sale of assets and costs associated with the review of strategic alternatives. This is an increase from the range of $0.18 to $0.22 previously announced.

Midas also provided an update on the strategic and financial review process which was announced on Aug. 11. The company’s board of directors retained J.P. Morgan Securities LLC to assist in that process.

As part of this review, Midas hired Grubb & Ellis Landauer to conduct an appraisal of its real estate portfolio of more than 200 properties, which are leased to Midas franchisees or occupied by company-operated Midas shops.

“The real estate appraisal has been completed, showing an average value of approximately $505,000 per location,” Feldman said.

The company expects the review process to be completed by year-end. The company does not expect to make any additional comments on the process until the board of directors has approved a specific course of action.

Midas is one of the world’s largest providers of automotive service, offering brake, maintenance, tires, exhaust, steering and suspension services at nearly 2,300 franchised, licensed and company-owned Midas shops in 15 countries, including more than 1,500 in the United States and Canada. Midas also owns the SpeeDee Oil Change business, with 163 auto service centers in the United States and Mexico.

FORWARD LOOKING STATEMENTS AND RISK FACTORS

This news release contains certain forward-looking statements that are based on management’s beliefs as well as assumptions made by and information currently available to management. Such statements are subject to risks and uncertainties, both known and unknown, that could cause actual results, performance or achievement to vary materially from those expressed or implied in the forward-looking statements. The company may experience significant fluctuations in future results, performance or achievements due to a number of economic, competitive, governmental, technological or other factors. Additional information with respect to these and other factors, which could materially affect the company and its operations, is included in the company’s filings with the Securities and Exchange Commission, including the company’s 2010 annual report on Form 10-K and subsequent filings.

MIDAS, INC.
CONDENSED STATEMENTS OF INCOME (Unaudited)
(In millions, except for earnings per share)

	For the quarter		For the nine months
	ended fiscal September		ended fiscal September
	2011	2010	2011	2010
	(13 weeks)	(13 weeks)	(39 weeks)	(39 weeks)
Sales and revenues:
Franchise royalties and license fees	$14.3	$13.8	$41.7	$40.7
Real estate revenues from franchised shops	8.2	8.0	24.2	23.8
Company-operated shop retail sales	16.8	19.7	52.8	60.0
Replacement part sales and product royalties	4.9	5.5	15.2	16.0
Warranty fee revenue	0.5	0.4	1.4	0.9
Software sales and maintenance revenue	1.6	1.4	4.8	4.4
Total sales and revenues	46.3	48.8	140.1	145.8
Operating costs and expenses:
Franchised shops – occupancy expenses	5.9	5.7	17.4	16.6
Company-operated shop parts cost of sales	4.5	5.9	13.9	17.1
Company-operated shop payroll and employee benefits	7.0	8.5	22.0	25.3
Company-operated shop occupancy and other operating expenses	5.3	6.5	16.7	19.5
Replacement part cost of sales	4.5	5.1	14.0	14.6
Warranty expense	0.6	0.3	0.6	0.9
Selling, general, and administrative expenses	12.8	12.7	38.5	40.3
Strategic review expenses	0.6	0.0	0.6	0.0
Loss on sale of assets, net	0.5	0.2	1.1	0.1
Total operating costs and expenses	41.7	44.9	124.8	134.4

Operating income	4.6	3.9	15.3	11.4

Interest expense	(2.1)	(2.4)	(6.1)	(7.3)
Other income (expense), net	0.2	0.1	(1.1)	0.3

Income before income taxes	2.7	1.6	8.1	4.4
Income tax expense	1.3	0.8	3.7	2.1

Net income	$1.4	$0.8	$4.4	$2.3

Earnings per share:
Basic	$0.10	$0.06	$0.32	$0.17
Diluted	$0.10	$0.06	$0.32	$0.17

Average number of shares:
Shares applicable to basic earnings	13.8	13.9	13.8	13.8
Equivalent shares on outstanding stock awards	0.1	0.2	0.1	0.3
Shares applicable to diluted earnings	13.9	14.1	13.9	14.1

MIDAS, INC.
CONDENSED BALANCE SHEETS
(In millions, except per share data)

	Fiscal	Fiscal
	September	December
	2011	2010
	(Unaudited)
Assets:
Current assets:
Cash and cash equivalents	$0.5	$0.6
Receivables, net	22.4	29.5
Inventories	6.6	5.0
Deferred income taxes	6.9	18.0
Prepaid assets	4.0	4.1
Other current assets	3.4	3.0
Total current assets	43.8	60.2
Property and equipment, net	76.0	81.1
Goodwill	23.3	23.4
Other intangible assets, net	16.7	17.6
Deferred income taxes	50.6	43.9
Other assets	3.0	3.5
Total assets	$213.4	$229.7

Liabilities and equity:
Current liabilities:
Current portion of long-term obligations	$1.8	$1.7
Current portion of accrued warranty	1.5	1.7
Accounts payable	18.5	21.1
Accrued expenses	18.8	20.5
Accrued European arbitration settlement	0.0	25.5
Total current liabilities	40.6	70.5
Long-term debt	75.8	62.7
Obligations under capital leases	1.1	1.3
Finance lease obligation	28.0	29.1
Pension liability	20.1	22.5
Accrued warranty	7.1	9.1
Deferred warranty obligation	7.3	6.8
Other liabilities	5.2	6.7
Total liabilities	185.2	208.7

Temporary equity:
Non-vested restricted stock subject to redemption	3.9	3.8

Shareholders’ equity:
Common stock ($.001 par value, 100 million shares authorized,
17.7 million shares issued) and paid-in capital	5.5	8.9
Treasury stock, at cost (3.3 million shares and 3.5 million shares)	(66.1)	(71.8)
Retained income	102.0	97.6
Accumulated other comprehensive loss	(17.1)	(17.5)
Total shareholders’ equity	24.3	17.2
Total liabilities and shareholders’ equity	$213.4	$229.7

CONTACT:
Midas, Inc.
Bob Troyer, (630) 438-3016
rtroyer@midas.com